EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on October 20, 1999, by and between Zhone Technologies, Inc., a Delaware corporation (the “Company”) and Mory Ejabat (“Executive”).

WHEREAS, the Company desires to engage Executive as Chief Executive Officer (“Title”) of the Company and Executive desires to be so engaged by the Company in such positions, on the terms and conditions set forth and described herein;

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of Executive with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position of Chief Executive Officer. Executive shall perform all services and acts necessary to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein and shall report to the Company’s Board of Directors (the “Board of Directors”). In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Board of Directors, to the extent consistent with his positions and status as set forth above. Except as otherwise approved by a majority of the Board of Directors, Executive agrees to devote all his business time, attention and energies to the performance of the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. Except as otherwise approved by a majority of the Board of Directors, Executive agrees to refrain from any business activity that does’, will or could reasonably be deemed to materially conflict with the best interests of the Company.

2. Term. The term of Executive’s employment pursuant to this Agreement is for the four-year period (the “Term”) commencing on the date hereof and terminating on the fourth anniversary of such date, or upon the date of earlier termination of employment pursuant to Section 8 of this Agreement; provided, however, that commencing on the fourth anniversary of the date hereof and each anniversary thereafter the Term shall automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, either party hereto shall have notified the other party in writing hereto that such extension shall not take effect.

3. Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company’s business.

4. Compensation.

(a) Salary. Executive’s salary shall be determined on at least an annual basis by the Compensation Committee of the Board of Directors (the “Annual Salary”) and payable in accordance with the Company’s regular payroll practices. All applicable withholding taxes shall be deducted from such payments.

(b) Bonus. During each year of the Term, the Board of Directors shall review the Executive’s performance, and may, in its sole discretion, cause to be paid to Executive a bonus in addition to the Annual Salary.

5. Business Expenses. During the Term, the Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures.

6. Vacation, Holidays and Sick Leave. During the Term, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its officers.

7. Benefits. During the Term, Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to officers of the Company generally.

8. Termination of Employment.

(a) Notwithstanding any provision of this Agreement to the contrary, employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i) the date of Executive’s death or adjudicated incompetency;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii) the date on which Cause (as defined below) exists for Executive’s termination;

(iv) expiration of the Term;

(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (1) through (iv) above;

(vi) the date on which Good Reason (as defined below) exists for Executive’s termination; or

(vii) the date on which Executive gives the Company notice of termination for a reason other than Good Reason.

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is substantially unable to perform the services required to be performed under this Agreement for (i) one hundred eighty (180) consecutive days during the Term; or (ii) a period or periods aggregating more than two hundred forty (240) days in any period of twelve (12) consecutive months during the Term. In the event the Company seeks to terminate Executive’s employment due to Disability, the Company shall give notice to Executive of the termination of Executive’s employment for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician approved by the Board of Directors and by Executive (or, if Executive is unable to give such approval, by Executive’s representative), which approval shall not be unreasonably withheld by the Board of Directors or Executive.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

(i) The reasonable determination of the Board of Directors that Executive has willfully or continually failed to substantially perform his duties with the Company.

Notwithstanding the foregoing, Cause shall only exist under this Section 8(c)(i) if:

(A) the Board of Directors has given Executive written notice that it has reasonably determined Executive has willfully or continually failed to substantially perform his duties with the Company, which notice shall identify with specificity the duties the Board of Directors has reasonably determined Executive to have willfully or continually failed to substantially perform; and

(B) at the end of the period ending sixty (60) days from the date on which the notice in Section 8(c)(i)(A) is given by the Board of Directors to Executive, the Board of Directors reasonably determines that Executive has failed to cure the willful or continual failure to substantially perform his duties identified with specificity in the written notice described in Section 8(c)(i)(A);

(ii) Executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony.

Notwithstanding the foregoing, the parties acknowledge and agree that:

(A) at the end of two hundred seventy (270) days from the date of the finding of an indictment or filing of an information against Executive for a felony, any vesting of the “Unvested Interest” described in the Class B Member Interest Purchase Agreement shall be suspended pending the outcome of the criminal proceedings, including the appeals. If, subsequent to the finding of indictment or filing of information, (1) Executive is found not guilty of the felony charge, (2) the felony charge against Executive is dismissed for any reason, or (3) a conviction of Executive for the felony is reversed or vacated on appeal, any unvested portions of the “Unvested Interest” described in the Class B Member Interest Purchase Agreement shall immediately vest.

(iii) The reasonable determination of the Board of Directors that Executive has engaged in willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company.

Notwithstanding the foregoing, Cause shall only exist under this Section 8(c)(iii) if.

(A) the Board of Directors has given Executive written notice that the Board of Directors has reasonably determined that Executive has committed willful or reckless misconduct which has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, which notice shall identify with specificity the willful or reckless misconduct the Board of Directors has reasonably determined Executive to have committed; and

(B) at the end of the period ending sixty (60) days after the date on which the notice described in Section 8(c)(iii)(A) is given by the Board of Directors to Executive, the Board of Directors reasonably determines that Executive has failed to cure the willful or reckless misconduct identified with specificity in the notice described in Section 8(c)(iii)(A); or

(iv) Executive’s willful and material breach of Sections 11, 12, or 13 of this Agreement;

Notwithstanding the foregoing, Cause shall only exist under this Section 8(c)(iv) only if

(A) the Board of Directors have given written notice to Executive of their intent to terminate Executive for Executive’s willful and material breach of Section 11, 12, or 13 of this Agreement; and

(v) Executive has failed to cure the adverse effects of Executive’s willful and material breach of Section 11, 12, or 13 of this Agreement within the time period afforded Executive in the Board of Directors’ notice described in Section 8(c)(iv)(A), which time period shall be no less than sixty (60) days after the Company provides Executive with notice of the Board of Directors’ intent to terminate Executive for Cause.

For purposes of Sections 8(c)(i), (iii) and (iv), an act on Executive’s part shall not be deemed “willful,” “reckless,” or “continual” if done by Executive in good faith and with reasonable belief that the act was in the best interest of the Company.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, as reasonably determined by Executive:

(i) if anyone other than Executive is asked to report to the Board of Directors, except where Executive has been temporarily replaced by another executive or director of the Company when Executive is incarcerated or incapacitated due to illness, injury or other incapacitating condition;

(ii) a failure by the Company to pay Executive any portion of his total Annual Salary in a timely manner;

(iii) a reduction by the Company of Executive’s total Annual Salary;

(iv) the Company’s breach of any material term of this Agreement; or

(v) the relocation of the Company’s principal executive offices more than 50 miles from Oakland, California.

Notwithstanding the foregoing, Good Reason shall only exist if Executive shall have provided the Company with notice of the existence of Good Reason, and the Company fails to eliminate the conditions constituting Good Reason within fifteen (15) days after Executive gives the Company such notice.

9. Compensation in Event of Termination. Upon termination of the Term for any reason, the Company shall have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a) In the event Executive’s employment is terminated pursuant to Sections 8(a)(i), (ii), (iii) (iv), or (vii) during or at the expiration of the Term, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits to which Executive is entitled. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b) In the event Executive’s employment is terminated pursuant to Section 8(a)(v) or (vi) during the Employment Term, Executive shall be entitled to receive, as his sole and exclusive remedy, (x) payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits to which Executive is entitled and (y) a lump sum payment equal to the Annual Salary that Executive would have been entitled to receive had he continued his employment hereunder for the balance of the Term.

10. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against them in accordance with its terms.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

11. Disclosure and Assignment of Inventions.

(a) Executive has provided on Exhibit A, attached hereto, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to employment with the Company, which belong to Executive alone or jointly with others, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company; if “none” is stated on Exhibit A, Executive therefore represents that there are no such inventions, works of authorship, developments, improvements or trade secrets.

(b) Executive agrees to promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company all right, title, and interest in and to any and all inventions (and patent rights with respect thereto), original works of authorship (including all copyrights with respect thereto), developments, improvements or trade secrets which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term.

(c) Executive understands that the provisions of this Agreement requiring assignment to the Company do not apply to any invention made by an employee of the Company which qualifies fully under the provisions of Section 2870 of the California Labor Code which provides:

“(a) Amy provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Executive agrees to advise the Company promptly in writing of any inventions that he believes meet the criteria of Section 2870 of the California Labor Code, and will also provide at that time to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not disclose to third parties without Executive’s consent any confidential information disclosed in writing to the Company relating to inventions that qualify full under the provisions of Section 2870 of the California Labor Code.

12. Confidentiality. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company and its subsidiaries or affiliates. As used herein, “Confidential Information” means information about the Company and its subsidiaries or affiliates of any kind, nature or description, including but not limited to, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged or which information relates to specific investment opportunities within the scope of the Company’s business which were considered by the Executive or the Company during the term of this Agreement. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries, and that such information gives the Company and its subsidiaries a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive during the term of his employment by the Company and its subsidiaries or affiliates.

13. Nonsolicitation.

(a) Customers and Suppliers. During the Term and, for a period of nine (9) months beyond the expiration of the Term, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company.

(b) Employees. Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, during the Term and for a period of nine (9) months beyond the expiration of the Term, he will not, directly or indirectly, induce, solicit or recruit any employee of the Company or its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, and that he will not convey any such confidential information or trade secrets about other employees of the Company and its subsidiaries or affiliates to any other person.

(c) Reasonableness of Relief; Blue Penciling. Executive acknowledges and agrees that the covenants and agreements contained herein are reasonable and valid in geographic and temporal scope and in all other respects and are reasonably necessary to protect the Company. If any court determines that any of the covenants and Agreements contained herein, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

14. Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

(a) Specific Performance. The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.

(b) Accounting. The right and remedy to require Executive to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive that result from any transaction or activity constituting a breach of this Agreement.

(c) Enforceability in all Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth or such scope or otherwise, it is the intention of Executive and the Company that such determination shall not bar or in any way affect the Company’s or any of its subsidiaries’, Affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.

15. Key Person Insurance. Upon Executive passing any required physical examination, the Company shall use reasonable efforts to procure and keep at its expense an insurance policy or policies on the life of Executive in an amount of $100,000,000, or such lesser amount as the Board of Directors may determine, payable to such beneficiaries as the Company may from time to time designate. Such policies shall be owned by the Company, and Executive shall cooperate in the obtaining of all such insurance policies as the Company may desire to apply for and own for its own purposes. This insurance is in addition to any group life coverage which may be provided to Executive by the Company.

16. Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

17. Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any materials or equipment supplied by the Company to Executive.

18. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

19. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

20. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Mory Ejabat

369 Marina Blvd.

San Francisco, CA 94123

To the Company at:

Zhone Technologies, Inc.

7677 Oakport Street, Suite 1040

Oakland, CA 94621

Fax: (510) 777-7010

Any notice delivered personally or by courier under this Section 20 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

21. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforsceable to the maximum extent allowed by applicable law.

22. Survivorship. The respective rights and obligations of the parties hereunder, including but not limited to Executive’s obligations under Sections 12 and 13, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

23. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

24. Governing Law. This contract shall be governed by the laws of the State of California as they are applied to contracts between California residents to be performed completely within California.

25. Binding Arbitration. Except as provided in Section 14(a) of this Agreement, the parties agree that any disputes arising out of or related to this Agreement shall be settled by binding arbitration, and judgment upon the award may be entered in any court having jurisdiction. The arbitration shall be in Palo Alto, California and in accordance with the rules of the Judicial Arbitration and Mediation Services/Endispute in San Francisco, California. A single arbitrator shall be selected according to the corresponding arbitration rules within thirty (30) days of submission of the dispute to the arbitrator. The arbitrator shall conduct the arbitration in accordance with the California Evidence Code. Except as expressly provided above, no discovery of any kind shall be taken by either party without the written consent of the other party, provided, however, that any party may seek the arbitrator’s permission to take any deposition which is necessary to preserve the testimony of a witness who either is, or may become, outside the subpoena power of the arbitrator or otherwise unavailable to testify at the arbitration. The arbitrator shall have the power to enter any award that could be entered by a Judge of the Superior Court of the State of California sitting without a jury, and only such power, except that the arbitrator shall not have the power to award punitive damages, treble damages, or any other damages which are not compensatory, even if permitted under the laws of the State of California or any other applicable law. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

Notwithstanding the forgoing, the parties irrevocably submit to the non- exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Branch nearest to Palo Alto, California, in any action to enforce an arbitration award. Each party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 20 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

26. Attorney Fees. In the event that any dispute between the Company and Executive should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order contain, a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 26:

(a) “attorney fees” shall include, without limitation, attorney fees incurred in the following:

(i) arbitration;

(ii) post-arbitration order or judgment motions;

(iii) contempt proceedings;

(iv) garnishment, levy, and debtor and third party examinations;

(v) discovery; and

(vi) bankruptcy litigation;

(b) “Prevailing Person” shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

27. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

28. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZHONE TECHNOLOGIES, INC.		EXECUTIVE

By:	/s/ Jeanette Symons	/s/ Mory Ejabat